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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------
                                  SCHEDULE TO-C
                                 (Rule 14D-100)

            Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934

                           --------------------------

                   CAPITAL PARTNERS II, LTD. LIQUIDATING TRUST
      (AS SUCCESSOR IN INTEREST TO RENAISSANCE CAPITAL PARTNERS II, LTD.)
                       (Name of Subject Company (Issuer))

                           --------------------------

                          SULZER MEDICA USA HOLDING CO.
                                    (Offeror)

            (Names of Filing Persons (identifying status as offeror,
                            issuer or other person))

                                   Trust Units
                         (Title of Class of Securities)

                                       N/A
                      (CUSIP Number of Class of Securities)

                               David S. Wise, Esq.
                             Sulzer Medica USA Inc.
                        3 East Greenway Plaza, Suite 1600
                              Houston, Texas 77046
                            Telephone: (713) 561-6365

                           --------------------------

  (Name, Address and Telephone Number of Persons Authorized to Receive Notices
                 and Communications on Behalf of filing persons)

                                    Copy to:
                           --------------------------
                                 Peter D. Lyons
                               Shearman & Sterling
                              555 California Street
                         San Francisco, California 94104
                                 (415) 616-1100

                            CALCULATION OF FILING FEE
================================================================================
      Transaction Valuation                         Amount of Filing Fee
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        Not Applicable                                 Not Applicable
================================================================================

[ ] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     Amount Previously Paid:                    Filing Party:
                            ----------------                 -------------------
     Form or Registration No.:                  Date Filed:
                              --------------               ---------------------
[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

     Check the appropriate boxes to designate any transactions to which the statement relates:
[X]  third-party tender offer subject to Rule 14d-1.
[ ]  issuer tender offer subject to Rule 13e-4.
[ ]  going-private transaction subject to Rule 13e-3.
[ ]  amendment to Schedule 13D under Rule 13d-2.
     Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

                                  EXHIBIT INDEX


Exhibit
No.

99.1 Joint Press Release issued by Subject Company and Filing Person and affiliates on November 17, 2000.



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